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                                  May 30, 2002

SBI Holdings
2825 East Cottonwood Parkway
Salt Lake City, UT 84121


                            CONFIDENTIALITY AGREEMENT
                            -------------------------

Dear Ty:

      In connection with your interest in a merger or acquisition (the "Transaction") involving Lante Corporation (together with its subsidiaries, the "Company"), you and the Company will be exchanging certain information relating to the Company, you and/or the Transaction. By our mutual agreement, the terms and conditions hereof shall apply when one of us ("Discloser") discloses any such information to the other ("Recipient"). All such information (whether written or oral) furnished (whether before or after the date hereof) by Discloser or by the directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) agents or, if applicable, its potential sources of financing for the Transaction (collectively, "Representatives") of Discloser to Recipient or its Representatives and all copies, analyses, compilations, forecasts, studies or other documents prepared by Recipient or its Representatives in connection with its or their review of, or its interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by Recipient or its Representatives or (ii) is or becomes available to Recipient on a nonconfidential basis from a source which, to the best of its knowledge after due inquiry, is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to Discloser.

      Accordingly, the parties hereby agree that:

      1. Recipient and its Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without Discloser's prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; PROVIDED, HOWEVER, that Recipient may reveal the Information to its Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by Recipient of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. Recipient will cause its Representatives to observe the terms of this letter agreement, and Recipient will be responsible for any breach of this letter agreement by any of its Representatives.

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SBI Holdings
Page 2

      2. Recipient and its Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without Discloser's prior written consent, disclose to any person the fact that the Information exists or has been made available. In addition, the parties agree that they will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other's prior written consent, disclose to any person the fact that Discloser or Recipient is considering the Transaction or any other transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the parties or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof. Recipient shall promptly advise Discloser in writing if it learns of any violation of this letter agreement, and shall cooperate with Discloser in every reasonable way to help regain possession of any Information improperly disclosed, and to otherwise prevent further violations of this letter agreement.

      3. In the event that Recipient or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, Recipient will (i) promptly notify Discloser in writing so that Discloser may seek a protective order or other appropriate remedy or, in Discloser's sole discretion, waive compliance with the terms of this letter agreement in such instance, and (ii) provide reasonable cooperation and assistance to Discloser in opposing or limiting the compelled or required disclosure. In the event that no such protective order or other remedy is obtained, or that the Discloser waives compliance with the terms of this letter agreement in such instance, Recipient will furnish only that portion of the Information which Recipient is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

      4. If Recipient determines not to proceed with the Transaction, Recipient will promptly inform Discloser (provided that if Discloser is the Company, Recipient will inform one of the Company's Representatives, William Blair & Company, L.L.C. ("Blair")), of that decision and, in that case, and at any time upon request of the Discloser or any of its Representatives, Recipient will either (i) promptly destroy all copies of the written Information in Recipient's or its Representatives' possession and confirm such destruction to Discloser in writing or (ii) promptly deliver to the Discloser at Recipient's own expense all copies of the written Information in Recipient's or its Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

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SBI Holdings
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      5.    Recipient acknowledges that neither the Discloser, nor its
            Representatives (including, in the case of the Company's Representatives, Blair and its affiliates), nor any of Discloser's or its Representatives' officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and Recipient agrees that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. Recipient further agrees that it is not entitled to rely on the accuracy or completeness of the Information and that Recipient will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

      6. Recipient is aware, and it will advise Recipient's Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

      7. You agree that, for a period of one year from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of
            Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any successor to or person in control of the Company, or any assets of the Company, or any subsidiary or division thereof or of any such successor or controlling person, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets, or (iv) form, join or in any way participate in a "group" (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

      8. You agree that, for a period of one year from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the

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SBI Holdings
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            Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your consideration of the Transaction; PROVIDED, HOWEVER, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

      9.    You agree that all (i) communications regarding the Transaction,
            (ii) requests for additional information, facility tours or management meetings and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Blair and not to the Company. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason and (c) unless and until a written definitive agreement concerning the Transaction has been executed and delivered, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

      10. The parties acknowledge that remedies at law may be inadequate to protect them against any actual or threatened breach of this letter agreement by the other party or by the other party's Representatives, and, without prejudice to any other rights and remedies otherwise available to the aggrieved party, the parties agree to the granting of injunctive relief in favor of the aggrieved party without proof of actual damage. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order that this letter agreement has been breached by a party or by its Representatives, then the breaching party will reimburse the aggrieved party for the aggrieved party's costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

      11. The parties agree that no failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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SBI Holdings
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      12.   This letter agreement will be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts between residents of that State and executed in and to be performed in that State, without giving effect to principles of conflicts of law. All lawsuits regarding this letter agreement must be brought in a court of general jurisdiction located in Cook County, Illinois, and the parties hereby consent and submit to personal jurisdiction and venue in such courts.

      13. This letter agreement shall govern all Information received during the period from the date of this agreement to the date on which either party receives from the other written notice that subsequent communications shall not be so governed. The obligations of confidentiality under paragraphs 1 and 2 of this letter agreement shall expire five years from the date of this letter agreement.

      14. Any notice required to be given under this letter agreement shall be deemed received upon personal delivery or confirmed facsimile delivery, and one business day after having been sent by overnight courier.

      15. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information and supersedes all prior written and oral communications and agreements relating to the subject matter hereof. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

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SBI Holdings
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                                           Very truly yours,

                                           LANTE CORPORATION

                                           BY: WILLIAM BLAIR & COMPANY, L.L.C.
                                                 ON BEHALF OF LANTE CORPORATION

                                           By: /s/ Scott Patterson
                                              ---------------------------------

                                           Name:  Scott Patterson
                                                -------------------------------

                                           Title:  Principal
                                                 ------------------------------

Acknowledged, agreed and accepted:

SBI HOLDINGS


By:  /s/ Ty D. Mattingly
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Name:  Ty D. Mattingly
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Title:  Executive Vice-president
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Corporate Development
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Date:  6-3-02
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